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                                  Exhibit 99
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FOR IMMEDIATE RELEASE

For further information on the following release, please contact:

Overseas Partners Ltd.
Mark R. Bridges
Vice President and Treasurer
Telephone: (441) 295-0788
Fax:  (441) 292-9142


Hamilton, Bermuda (March 30, 2000) - Overseas Partners Ltd. appoints Mary Hennessy as President & Chief Executive Officer

The Board of Directors of Overseas Partners Ltd. (OPL) is pleased to announce the appointment of Mary Hennessy as President & Chief Executive Officer, effective April 1, 2000 pending Bermuda Immigration formalities. Mary was previously appointed President & Chief Operating Officer of OPL on January 4, 2000. She assumes the additional role of CEO from Scott Davis, who is returning to the United States.

Commenting on the changes, Ed Reitman, Chairman of OPL said, "Scott Davis has overseen a period of significant change in the Company's operations following the cancellation of our shipper's risk reinsurance program. This program, which provided reinsurance for the loss or damage to packages carried by United Parcel Service of America, Inc. (UPS), had been our largest and most profitable program since the Company's inception in 1983. Since the cancellation of the program, Scott has worked with the Board of Directors to evaluate several strategic alternatives to enhance shareowner value. Scott was instrumental in the identification of several new product lines and strategic investments, including our partnership arrangement with RenaissanceRe Holdings Ltd. to underwrite worldwide property catastrophe reinsurance programs and our strategic investment in Annuity & Life Re (Holdings) Ltd. More recently, Scott has overseen the strengthening of our senior management team, including the appointments of Mary Hennessy and Mike Cascio as President and Chief Underwriting Officer, respectively. We are pleased that Scott will continue as a valued member of our Board of Directors."

Commenting further on Mary's appointment, Ed Reitman said, "Mary has over 23 years of underwriting and senior management experience in the insurance and reinsurance industry. She is recognized throughout the industry for her technical expertise, leadership qualities and industry knowledge. The Board looks forward to working with Mary and her new management team as we complete our transformation of OPL into one of the world's leading specialty reinsurance companies."
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This press release may contain forward-looking information based on current expectations and plans that involve risks and uncertainties. Forward-looking information includes, among other things, statements addressing expected future operating results, as well as those that include the words "expected" or "expect," "believe," "will," "continue" or other similar expressions. Although we believe that this forward-looking information is accurate, our business is dependent on various factors that can cause actual results to differ materially from those expressed or implied by such information. Factors that could cause results to differ materially from management expectations are discussed in our Annual Report on Form 10-K for the year ended December 31, 1998 and subsequent filings under United States securities laws, and include, among other factors,
(i) losses due to foreign currency exchange rate fluctuations; (ii) pricing pressure resulting from the competitive environment in which we operate; and
(iii) developments in global financial markets which could affect our investment portfolio.
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Background:
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Overseas Partners Ltd. and subsidiaries (OPL), based in Bermuda, is one of the world's largest reinsurance companies with total assets and members' equity at December 31, 1999 of $4.9 billion and $2.5 billion respectively.

Reinsurance: Overseas Partners Ltd. (OPL), with its primary reinsurance
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subsidiary, Overseas Partners Re Ltd. (OPRe), specializes in providing quality reinsurance solutions to its business partners. We have developed and expanded our reinsurance business to meet the changing demands of the reinsurance community.

At OPL being a valuable partner to our clients is the key to our business philosophy. We have become one of the world's largest reinsurers by nurturing long term relationships, sharing risk, contributing expertise and providing capital to support our partners' growth.

Once known primarily as a provider of shipper's risk reinsurance, OPL now provides multi-line, proportional reinsurance including property, workers' compensation, automobile, aviation, marine, accident and health, financial reinsurance and other specialty alternative risk products.

OPL maintains an investment portfolio currently valued in excess of $2.5 billion at December 31, 1999 in order to support its reinsurance operations. Managed by unaffiliated investment managers based primarily in London, OPL's portfolio includes predominately U.S. equities, emerging market equities, global bonds, a strategic income mutual fund and real estate investment trust certificates that provide attractive returns at acceptable levels of risk.

Real Estate & Leasing: An important aspect of OPL's long-term strategy is
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ownership of real estate. Though its subsidiaries, Overseas Partners Capital
Corp. (OPCC), a wholly owned subsidiary of OPL, owns and manages a convention hotel and five major Class A office buildings in Atlanta, Boston and Chicago.

OPL is a diversified company whose total capital at the end of 1999 was $2.5 billion, almost all of which came from accumulated earnings less paid dividends. Since its inception in 1983, OPL has grown into a financially strong entity with total 1999 annual revenues exceeding $1.4 billion, total assets of $4.9 billion and 1999 net income of $232.8 million.

OPL has more than 97,000 shareowners. Its Common Stock is not listed on a securities exchange and is not sold in the organized over-the-counter market. The fair value per share of OPL Common Stock is used in determining the price at which OPL will purchase shares from its shareowners. The current fair value of $21.50 was initially determined on November 23, 1999 by the Board of Directors. The fair value of $21.50 was reaffirmed at the February 9, 2000 Board of Directors meeting.